EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-4 of Continental Resources, Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in and incorporation by reference in such Registration Statement and prospectus of information appearing in Continental Resources, Inc.’s Annual Report on Form 10-K relating to our report setting forth the estimates of Continental Resources, Inc.’ s oil and gas reserves and related revenues as of December 31, 2008.

We further consent to the reference to this firm under heading “EXPERTS”.

Very truly yours,

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Denver, Colorado

October 9, 2009